UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___ )

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❒  Preliminary Proxy Statement
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❒  Definitive Proxy Statement
❒  Definitive Additional Materials
☒ Soliciting material Pursuant to §240.14a-12

OSI Restaurant Partners, Inc.
(Name of Registrant as Specified In Its Charter)

not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING PRESS RELEASE HAS BEEN ISSUED IN CONNECTION WITH THE PROPOSED MERGER:

OSI Restaurant Partners, Inc. announces filing of definitive proxy statement for special meeting of stockholders to approve merger agreement with Bain Capital and Catterton Partners

TAMPA, Fla., April 3 /PRNewswire-FirstCall/ - OSI Restaurant Partners, Inc. (NYSE: OSI) announced today that it has filed a definitive proxy statement for a special meeting of stockholders to be held at 11:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2007 at the A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, for the purpose of voting on a proposal to approve its previously announced merger agreement with affiliates of Bain Capital Partners, LLC and Catterton Partners. Stockholders of record as of the close of business on March 28, 2007 will be entitled to vote at the special meeting of stockholders. The Company expects to commence the mailing of the notice of meeting and definitive proxy statement to stockholders on or about April 3, 2007.

The board of directors of OSI Restaurant Partners, on the unanimous recommendation of a Special Committee of independent directors, has approved the merger agreement and recommends that OSI’s stockholders vote to adopt the merger agreement.

The merger is expected to close shortly after the special meeting of stockholders, subject to the requisite approval of OSI’s stockholders at the special meeting (other than those participating in the acquisition) and the satisfaction of other customary closing conditions.

Stockholders with questions regarding the special meeting may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or at (212) 929-5500.

About OSI Restaurant Partners

OSI Restaurant Partners, Inc. portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s, Lee Roy Selmon’s, Blue Coral Seafood & Spirits and Cheeseburger in Paradise restaurants with operations in 50 states and 20 countries internationally.

About Bain Capital

Bain Capital, LLC (http://www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino’s Pizza, Dunkin’ Donuts and Burger King, and retailers including Toys “R” Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Catterton Partners

With more than $2 billion under management, Catterton Partners is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about the firm can be found at http://www.cpequity.com.

Additional Information and Where to Find It

A definitive proxy statement of OSI Restaurant Partners and other materials has been filed with the Securities and Exchange Commission (the “SEC”). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT OSI RESTAURANT PARTNERS AND THE PROPOSED TRANSACTION. Investors may obtain free copies of the definitive proxy statement as well as other filed documents containing information about OSI Restaurant Partners at http://www.sec.gov, the SEC’s free internet site. Free copies of OSI Restaurant Partners’ SEC filings are also available on OSI Restaurant Partners’ internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI Restaurant Partners and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI Restaurant Partners’ stockholders with respect to the special meeting of stockholders. Information regarding the officers and directors of OSI Restaurant Partners is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 30, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed with SEC in connection with the proposed transaction.

SOURCE OSI Restaurant Partners, Inc.

OSI contact:
Dirk Montgomery
Chief Financial Officer, OSI Restaurant Partners, Inc.
(813) 282-1225

Media contact:
Michael R. Fox
President, Integrated Corporate Relations
(203) 258-9527